Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements filed by SBC Communications Inc. on Form S-8 for the SBC Savings Plan and other certain plans (No. 333-111026), Form S-8 for the Stock Savings Plan (Nos. 333-54291 and 333-34062), Form S-8 for the 1992 Stock Option Plan (No. 333-49855), Form S-8 for the 1995 Management Stock Option Plan (Nos. 333-49343 and 333-95887), Form S-8 for the 1996 Stock and Incentive Plan and the 2001 Incentive Plan (Nos. 333-30669 (1996 Plan only) and 333-54398), Form S-8 for the 2001 Stock Option Grant to Bargained-for and Certain Other Employees (No. 333-58332), Form S-8 for the SBC Stock Purchase and Deferral Plan and Cash Deferral Plan (No. 333-120894), Form S-8 for the SBC PAYSOP, Pacific Telesis Group Employee Stock Ownership Plan, and Tax Reduction Act Stock Ownership Plan (No. 333-99359) and Form S-3 (No. 333-105774) of our report dated March 3, 2005 relating to the financial statements of Omnipoint Facilities Network II, LLC (not included separately therein), which appears in SBC Communications Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Seattle, Washington
May 3, 2005